Exhibit 99.1

Gannett Announces Share Repurchase Program and Amendment to Credit Agreement

MCLEAN, VA – February 1, 2022 – Gannett Co., Inc. (“Gannett”, “we”, “us”, “our”, or the “Company”) (NYSE: GCI) announced today that the Company’s Board of Directors authorized a share repurchase program for the repurchase of up to $100 million of the Company’s common stock.

“The authorization to buy back up to $100 million of common stock provides the Company with another mechanism to maximize long-term value for our shareholders,” said Michael Reed, Gannett Chairman and Chief Executive Officer. “We remain confident in our strategy and believe that our current stock price represents a significant discount to the intrinsic value of the company and its operating units. Over the last year we have significantly improved our capital structure and the stock repurchase program announced today provides us with additional flexibility to create long-term value for investors. We remain committed to a disciplined capital allocation strategy, including investments in our strategic priorities, continued debt paydown, and return of capital to our shareholders.”

Under the program, the Company may purchase its shares from time to time via opportunistic open market purchases, in privately negotiated transactions or using other strategies if advantageous under the circumstances, all in accordance with the rules of the Securities and Exchange Commission and other applicable legal requirements. The amount and timing of the purchases will be determined by the Company’s management based on a number of factors including but not limited to the price and availability of the Company’s shares, trading volume, capital availability, Company performance and general economic and market conditions. The Company may also from time to time establish a trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, or effect one or more tender offers, to facilitate purchases of its shares under this program. The stock purchase program does not obligate the Company to acquire any particular amount of common stock, and may be modified, suspended or discontinued at any time or from time to time at the Company’s discretion.

The Company also announced an amendment to its existing five-year senior secured credit agreement (the “Credit Agreement”) to provide for an incremental term loan in an aggregate principal amount not to exceed $50 million and to transition the interest rate base from LIBOR to Term SOFR due to regulatory requirements. The existing and incremental loans under the Credit Agreement will now bear interest at a per annum rate equal to Term SOFR + 5.00% per annum plus the applicable credit spread adjustment--11.448 bps for one-month Term SOFR, 26.161 bps for three-month Term SOFR and 42.826 bps for six-month Term SOFR. All obligations under the Credit Agreement are secured by all or substantially all of the assets of the Company and the direct and indirect material domestic subsidiaries of the Company (the “Guarantor Subsidiaries”). The obligations of the borrower under the Credit Agreement are guaranteed on a senior secured basis by the Company and the Guarantor Subsidiaries.

The amendment to the Credit Agreement also expands the definition of “Permitted Restricted Payments” to include up to $50 million of Company stock repurchases consummated on or prior to December 31, 2022. This is in addition to the ability of the Company to effect stock repurchases under other provisions of the Credit Agreement and its other debt facilities.

The Company has also entered into an amendment to the Indenture for its 6.0% Senior Secured Convertible Notes due 2027 to permit up to $100 million of Company stock repurchases consummated on or prior to December 31, 2022.

Accordingly, as of the date of this release, the Company is authorized under its existing debt agreements to repurchase up to $100 million of the Company’s common stock prior to December 31, 2022.

About Gannett
Gannett Co., Inc. (NYSE: GCI) is a subscription-led and digitally focused media and marketing solutions company committed to empowering communities to thrive. With an unmatched reach at the national and local level, Gannett touches the lives of millions with our Pulitzer Prize-winning content, consumer experiences and benefits, and advertiser products and services. Our current portfolio of media assets includes USA TODAY, local media organizations in 46 states in the U.S., and Newsquest, a wholly owned subsidiary operating in the United Kingdom with more than 120 local news media brands. Gannett also owns the digital marketing services companies ReachLocal, Inc., UpCurve, Inc., and WordStream, Inc., which are marketed under the LOCALiQ brand, and runs the largest media-owned events business in the U.S., USA TODAY NETWORK Ventures. To connect with us, visit www.gannett.com.

Cautionary Statement Regarding Forward-Looking Statements
Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s credit facilities and the borrowings made thereunder and the stock repurchase program and any future  activities under the credit facilities and the borrowings made thereunder or the amount, timing and manner of any stock repurchase transactions, the amount, timing, or other terms of any future activities under the credit facilities and the borrowings made thereunder or stock repurchase transactions, and the use of the proceeds from any incremental or other borrowings. Words such as "expect(s)", "plan(s)", "believes(s)", “intend(s)”, “seek(s”), "will", “may”, “would,” and similar expressions are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties. These and other risks and uncertainties could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond our control. The Company can give no assurance its expectations will be attained. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. For a discussion of some of the risks and important factors that could cause actual results to differ from such forward-looking statements, see the risks and other factors detailed from time to time in the Company’s 2020 Annual Report on Form 10-K, our quarterly reports on Form 10-Q. and other filings with the Securities and Exchange Commission. Furthermore, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

For investor inquiries, contact:	For media inquiries, contact:
Trisha Gosser	Lark-Marie Anton
Investor Relations	Senior Vice President, Communications
703-854-3000	646-906-4087
investors@gannett.com	lark@gannett.com